Exhibit 15(a)(x) under Form N-1A
                                        Exhibit 1 under Item 601/Reg. S-K

                                 BLANCHARD FUNDS
                                DISTRIBUTION PLAN

This Distribution Plan ("Plan") is adopted as of this July 12, 1995, by the Board of Trustees of Blanchard Funds (the "Trust"), a Massachusetts business trust with respect to certain classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

    1. This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act") so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of Classes of the Funds ("Shares").

    2. This Plan is designed to provide incentives to financial institutions ("Financial Institutions") to sell Shares and enable the Funds to pay for the costs and expenses of preparing, printing and distributing prospectuses and sales literature (including those sent to shareholders, prospective shareholders, and Financial Institutions) and the costs of the expenses of the implementation and operation of the Plan. Federated Securities Corp. ("FSC") will pay Financial Institutions a fee in respect of Shares of the Funds owned from time to time by their clients or customers. The schedules of such fees paid or reimbursed by the Trust and the basis upon which such fees shall be paid or reimbursed shall be determined from time to time by the Trust's Board of Trustees in respect of the Classes as set forth on the applicable exhibit.

    3. Any payment to Financial Institutions paid or reimbursed by the Trust will be made by FSC pursuant to the "Distributor's Contract" and the "Rule 12b-1 Agreement" which are related documents to the Plan.

    4. FSC has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Rule 12b-1 Agreement.

    5. Quarterly in each year that this Plan remains in effect, the Funds' distributor shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

    6. This Plan shall become effective with respect to each Class ( i) after approval by majority votes of: (a) the Trust's Board of Trustees; (b) the Disinterested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Class, as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

    7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

    8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

    9. This Plan may not be amended in order to increase materially the costs which the Funds may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Funds as defined in Section 2(a)(42) of the Act.

    10. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Fund as defined in Section 2(a)(42) of the Act; or (c) by FSC on 60 days notice to the particular Fund.

    11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

    12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

    13. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                                   EXHIBIT A
                                     to the
                               Distribution Plan


                                BLANCHARD FUNDS

                          Blanchard Global Growth Fund

                    Blanchard Short-Term Global Income Fund

                         Blanchard American Equity Fund

                         Blanchard Flexible Income Fund

                         Blanchard Short-Term Bond Fund

                     Blanchard Flexible Tax-Free Bond Fund

                   Blanchard Worldwide Emerging Markets Fund

                         Blanchard Growth & Income Fund

                         Blanchard Capital Growth Fund

    This Distribution Plan is adopted by Blanchard Funds with respect to the Classes of Shares of the portfolios of the Trust set forth above ("Class") .

    The fees to be paid by FSC and reimbursed by the Class shall not exceed the annual rate of .25 of 1% of the average aggregate net asset value of the Shares of the of Blanchard Short-Term Global Income Fund, Blanchard Flexible Income Fund, Blanchard Short-Term Bond Fund and Blanchard Flexible Tax-Free Bond Fund,
 .50 of 1% of the average aggregate net asset value of the shares of Blanchard American Equity Fund, Blanchard Worldwide Emerging Markets Fund, Blanchard Growth & Income Fund and Blanchard Capital Growth Fund, and .75 of 1% of the average aggregate net asset value of the shares of Blanchard Global Growth Fund, held during the month.

    Witness the due execution hereof this 12th day of July, 1995.

                                       BLANCHARD FUNDS

                                       By: /s/ Joseph A. Machi